Exhibit 99.3

Autodesk, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

On December 19, 2018, Autodesk, Inc. (the terms “Autodesk,” “we,” “us,” and “our” mean Autodesk, Inc. and its subsidiaries unless the context indicates otherwise) completed its previously announced acquisition of PlanGrid, Inc. (“PlanGrid”) pursuant to the terms of an Agreement and Plan of Merger dated November 20, 2018 (the “Merger”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) with Araujo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), PlanGrid, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the securityholders’ agent, Merger Sub merged with and into PlanGrid, with PlanGrid continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”), for a total estimated purchase price of $778 million.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock and preferred stock of PlanGrid issued and outstanding immediately prior to the effective time was converted into the right to receive the applicable consideration calculated as set forth in the Merger Agreement, without interest, and was automatically cancelled and retired and ceased to exist. In addition, each option to purchase shares of common stock of PlanGrid that was vested, outstanding and unexercised immediately prior to the effective time and each restricted stock unit settleable for shares of common stock of PlanGrid that was vested, outstanding and unsettled immediately prior to the effective time was, as of the effective time, converted into the right to receive the applicable consideration calculated as set forth in the Merger Agreement, and was automatically cancelled and retired and ceased to exist. Each option to purchase shares of common stock of PlanGrid and each restricted stock unit settleable for shares of common stock of PlanGrid that was held by an employee and was unvested, outstanding and unexercised or unsettled immediately prior to the effective time was assumed by the Company and became an option to purchase, or a restricted stock unit settleable for, shares of common stock of the Company.

The unaudited pro forma condensed combined balance sheet as of October 31, 2018 is presented as if the Merger had occurred on October 31, 2018. The unaudited pro forma condensed combined statements of operations for the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018 are presented as if the Merger had occurred on February 1, 2017, the first day of our fiscal year 2018.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma adjustments reflecting the Merger have been prepared in accordance with business combination accounting guidance as provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and assumed liabilities based on preliminary estimates of fair values, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. These preliminary values may change in future reporting periods upon finalization of the valuation up to one year from the acquisition date.

The unaudited pro forma condensed combined financial information included herein was derived from Autodesk’s historical consolidated financial statements and those of PlanGrid, after giving effect to i) Autodesk's acquisition of PlanGrid using the purchase method of accounting; and ii) borrowing pursuant to the term loan to finance the PlainGrid acquisition. Both historical financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Additionally, we have reclassified certain line items within PlanGrid’s historical consolidated financial statements to conform to the presentation of our historical consolidated financial statements. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) our audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, (ii) our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the nine months ended October 31, 2018, and (iii) PlanGrid’s audited consolidated financial statements for the fiscal year ended January 31, 2018 and PlanGrid's unaudited condensed consolidated financial statements for the nine months ended October 31, 2018, which are both included in this Form 8-K/A.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the Merger may differ significantly from those that are reflected in the unaudited pro forma condensed combined financial information due to many factors, including the effects of applying final purchase accounting and the incremental costs incurred to integrate the two companies. The unaudited pro forma condensed combined financial information does not reflect any cost savings, or associated costs to achieve such savings, from operating efficiencies, synergies, or other restructuring that may result from the Merger.

Autodesk, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
October 31, 2018
(in millions)

	Historical
	Autodesk (As reported)	PlanGrid (As adjusted)	Pro Forma Adjustments (Footnote 3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$875.7	$12.1	$(273.2)	(a), (b)	$614.6
Marketable securities	202.5	18.8	—		221.3
Accounts receivable, net	309.0	9.4	(1.0)	(c)	317.4
Prepaid expenses and other current assets	202.8	2.7	—		205.5
Total current assets	1,590.0	43.0	(274.2)		1,358.8
Marketable securities	114.8	—	—		114.8
Computer equipment, software, furniture, and leasehold improvements, net	144.7	0.9	—		145.6
Developed technologies, net	19.8	—	78.0	(g)	97.8
Goodwill	1,645.3	—	586.0	(h)	2,231.3
Deferred income taxes, net	71.7	—	—		71.7
Other assets	188.1	3.3	115.1	(g)	306.5
Total assets	$3,774.4	$47.2	$504.9		$4,326.5
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$88.6	$1.1	$—		$89.7
Accrued compensation	208.3	1.4	1.5	(i), (e)	211.2
Accrued income taxes	44.6	0.8	—		45.4
Deferred revenue	1,517.6	36.2	(10.3)	(f)	1,543.5
Current portion of long-term notes payable, net	—	—	—		—
Other accrued liabilities	126.4	2.3	8.6	(d), (n)	137.3
Total current liabilities	1,985.5	41.8	(0.2)		2,027.1
Long-term deferred revenue	274.5	0.3	(0.1)	(f)	274.7
Long-term income taxes payable	40.9	—	—		40.9
Long-term deferred income taxes	96.5	—	—	(m)	96.5
Long-term notes payable, net	1,587.8	—	499.2	(b)	2,087.0
Long-term other liabilities	127.5	0.1	—		127.6
Commitments and contingencies	—	—	—		—

Redeemable convertible preferred stock	—	81.7	(81.7)	(k)	—

Stockholders’ deficit:
Common stock and additional paid-in capital	2,009.1	9.2	(4.0)	(j), (l)	2,014.3
Accumulated other comprehensive loss	(157.5)	—	—		(157.5)
Accumulated deficit	(2,189.9)	(85.9)	91.7	(d), (e), (l), (m)	(2,184.1)
Total stockholders’ deficit	(338.3)	(76.7)	87.7		(327.3)
Total liabilities and stockholders’ deficit	$3,774.4	$47.2	$504.9		$4,326.5

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Autodesk, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended October 31, 2018
(in millions, except per share data)

	Historical
	Autodesk, Inc. (As reported)	PlanGrid, Inc. (As adjusted)	Pro Forma Adjustments (Footnote 4)		Pro Forma Combined
Net revenue:
Subscription	$1,252.3	$51.1	$—		$1,303.4
Maintenance	497.7	—	—		$497.7
Total subscription and maintenance revenue	1,750.0	51.1	—		1,801.1
Other	82.5	1.3	—		$83.8
Total net revenue	1,832.5	52.4	—		1,884.9
Cost of revenue:
Cost of subscription and maintenance revenue	159.3	5.1	—		$164.4
Cost of other revenue	39.0	0.9	—		$39.9
Amortization of developed technology	10.6	0.7	13.9	(c)	$25.2
Total cost of revenue	208.9	6.7	13.9		229.5
Gross profit	1,623.6	45.7	(13.9)		1,655.4
Operating expenses:
Marketing and sales	863.1	33.3	8.1	(a), (d), (h), (j)	$904.5
Research and development	534.6	16.1	9.4	(a), (b), (h), (j)	$560.1
General and administrative	239.4	9.2	24.1	(a), (e), (g), (h), (j)	$272.7
Amortization of purchased intangibles	11.8	—	18.4	(c)	$30.2
Restructuring and other exit costs, net	40.0	—	—		$40.0
Total operating expenses	1,688.9	58.6	60.0		1,807.5
Loss from operations	(65.3)	(12.9)	(73.9)		(152.1)
Interest and other (expense) income, net	(10.4)	0.3	(18.5)	(f)	$(28.6)
Loss before income taxes	(75.7)	(12.6)	(92.4)		(180.7)
Provision for income taxes	(69.8)	(0.1)	—		$(69.9)
Net loss	$(145.5)	$(12.7)	$(92.4)		$(250.6)
Net loss per share, basic and diluted	$(0.67)			(i)	$(1.15)
Weighted-average shares used to compute net loss per share, basic and diluted	218.7		0.1	(i)	218.8

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Autodesk, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended January 31, 2018
(in millions, except per share data)

	Historical
	Autodesk, Inc. (As reported)	PlanGrid, Inc. (As adjusted)	Pro Forma Adjustments (Footnote 4)		Pro Forma Combined
Net revenue:
Subscription	$894.3	$46.4	$—		$940.7
Maintenance	989.6	—	—		$989.6
Total subscription and maintenance revenue	1,883.9	46.4	—		1,930.3
Other	172.7	1.2	—		$173.9
Total net revenue	2,056.6	47.6	—		2,104.2
Cost of revenue:
Cost of subscription and maintenance revenue	214.4	4.6	—		$219.0
Cost of other revenue	72.6	1.2	—		$73.8
Amortization of developed technology	16.4	0.5	19.0	(c)	$35.9
Total cost of revenue	303.4	6.3	19.0		328.7
Gross profit	1,753.2	41.3	(19.0)		1,775.5
Operating expenses:
Marketing and sales	1,087.3	34.9	18.3	(a), (h), (j)	$1,140.5
Research and development	755.5	19.3	12.0	(a), (b), (h), (j)	$786.8
General and administrative	305.2	7.2	33.8	(a), (e), (h), (j)	$346.2
Amortization of purchased intangibles	20.2	—	24.5	(c)	$44.7
Restructuring and other exit costs, net	94.1	—	—		$94.1
Total operating expenses	2,262.3	61.4	88.6		2,412.3
(Loss) income from operations	(509.1)	(20.1)	(107.6)		(636.8)
Interest and other (expense) income, net	(48.2)	0.4	(24.6)	(f)	$(72.4)
Loss before income taxes	(557.3)	(19.7)	(132.2)		(709.2)
Provision for income taxes	(9.6)	—	—		$(9.6)
Net loss	$(566.9)	$(19.7)	$(132.2)		$(718.8)
Net loss per share, basic and diluted	$(2.58)			(i)	$(3.27)
Weighted-average shares used to compute net loss per share, basic and diluted	219.5			(i)	219.5

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Autodesk, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma adjustments are preliminary and based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information included herein was derived from Autodesk’s and PlanGrid’s historical consolidated financial statements and notes thereto, which were both prepared in accordance with U.S. GAAP. In order to conform the PlanGrid historical consolidated financial statements to our financial statement presentation, we have reclassified certain line items within the PlanGrid historical consolidated financial statements. Reclassifications mainly relate to conforming the names of the financial statement line items from PlanGrid’s to Autodesk’s presentation.

The unaudited pro forma condensed combined financial information has been prepared using Autodesk’s significant accounting policies as set forth in our audited consolidated financial statements for the fiscal year ended January 31, 2018. Based on the procedures performed to date, the accounting policies of PlanGrid are similar in most material respects to Autodesk’s accounting policies. The unaudited pro forma condensed combined statement of operations have been updated to reflect PlanGrid’s adoption of FASB Accounting Standards Codification Topic 606 ("Topic 606"), Revenue from Contracts with Customers and Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, as of February 1, 2018, the same date as our adoption of these standards. The adoption did not have a material impact on revenue recognition but did have an impact on the condensed statement of operations related to the accounting for sales commissions, which were previously expensed as incurred and are now capitalized and amortized.

As more information becomes available, we will complete a more detailed review of PlanGrid’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

2. Preliminary Purchase Consideration and Purchase Price Allocation

The preliminary purchase consideration paid in exchange for all of the outstanding equity interests of PlanGrid was approximately $777.6 million (the “Merger Consideration”), consisting of cash payments to holders of PlanGrid common and preferred stock, and vested stock options; the issuance of replacement awards in exchange for PlanGrid partially vested stock options and partially vested RSUs.

The preliminary purchase consideration of $777.6 million is as follows (in millions):

Preliminary Purchase Consideration
Cash paid to common and preferred PlanGrid stockholders, and vested option holders	$772.4
Fair value of assumed PlanGrid stock options and restricted stock awards attributable to pre-combination services	5.2
Total preliminary purchase consideration	$777.6

The total preliminary purchase consideration as shown in the table below is allocated to the tangible and intangible assets acquired and assumed liabilities of PlanGrid based on their preliminary estimated fair values as if the acquisition had occurred on October 31, 2018, which is the assumed acquisition date for purposes of the pro forma balance sheet (in millions):

Assets acquired:
Cash and cash equivalents	$12.1
Marketable securities	18.8
Trade and other receivables, net	8.4
Prepaid expenses and other current assets	2.7
Property and equipment, net	0.9
Developed technology, net	78.0
Other assets	118.4
Total assets acquired	$239.3

Liabilities assumed:
Accounts payable	$1.1
Accrued compensation	2.2
Accrued income tax	0.8
Deferred revenue	25.9
Other accrued liabilities	3.8
Long-term deferred revenue	0.2
Long-term deferred income tax	13.6
Long-term other liabilities	0.1
Total liabilities assumed	47.7
Net assets acquired, excluding goodwill (a)	191.6
Total preliminary purchase consideration (b)	777.6
Estimated goodwill (b-a)	$586.0

The Merger was accounted for as a business combination. As part of the preliminary purchase price allocation, we determined that PlanGrid’s separately identifiable intangible assets consisted of the trade name, developed technology, customer relationships, and backlog. We used a combination of income and market approaches to estimate the fair value of intangible assets; specifically, we utilized the multi-period excess earnings method, and relief-from-royalty method.

The valuation models were based on estimates of future operating projections of PlanGrid and the future cash flows relating to the developed technology and the existing customer base as well as judgment on discount rates and intangible specific variables. We developed forecasted cash flows based on a number of factors including future revenue, operating costs, a discount rate based on the market participant rate of return, and long–term sustainable margin and growth assumptions. We depreciated the acquired property and equipment and amortized the acquired intangible assets over their estimated useful lives.

The allocation of purchase consideration is preliminary and is therefore subject to potential future adjustments during the measurement period. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain intangible assets acquired, taxes, and residual goodwill. The preliminary estimated fair values (in millions) and useful lives (in years) are as follows:

	Estimated Fair Values	Estimated Useful Lives
Trade name	$20.0	5.0
Developed technology	78.0	4.0
Customer relationships	76.0	8.0
Backlog	22.0	2.0
Total acquisition-related intangible assets	$196.0

We used the cost build-up approach to estimate the fair value of unearned revenue by estimating the costs related to fulfilling the obligation plus an additional markup for an assumed operating margin to reflect the profit a third party would expect to realize on the costs incurred.

The goodwill of $586 million arising from the Merger is mainly due to the value of the acquired workforce, the opportunity to expand our customer base, and the ability to add breadth and depth to our products. Goodwill is not expected to be deductible for income tax purposes.

3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

a)	Reflects cash paid for the Merger of $772.4 million.
b)
Reflects $500.0 million from a term loan entered into by Autodesk in connection with the consummation of the PlanGrid acquisition less the debt issuances costs of $0.8 million. Refer to Exhibit 10.2 of the 8-K filed on December 20, 2018. The Company entered into a Term Loan Agreement (the “Term Loan Agreement”) by and among the Company, the lenders from time to time party thereto and Citibank, as agent, which provided for a delayed draw term loan facility in the aggregate principal amount of $500 million. The Term Loan bears interest at a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market, plus a margin of 1.125% per annum.

c)	Reflects an increase in the PlanGrid allowance for doubtful accounts to align with Autodesk's accounting policies.
d)
Reflects the accrual of $7.1 million of estimated transaction costs incurred by Autodesk. Transaction costs do not have a continuing impact and are therefore not presented in the Unaudited Pro Forma Condensed Combined Statement of Operations.

e)
Reflects the expected $0.7 million of incremental expense for non-recurring compensation relating to various severance and transition arrangements entered into in connection with the Merger that are not reflected in the unaudited pro forma condensed combined financial statements. The payment of these arrangements is contingent on the employees providing service over the transition periods, which is expected to be completed within six months, and therefore does not have a continuing impact on the financial statements.

f)	Reflects the reduction of deferred revenue of $10.3 million and long-term deferred revenue of $0.1 million to represent the preliminary estimated fair value of the obligations assumed by Autodesk.
g)	Reflects $193.1 million increase in estimated fair value of PlanGrid’s identified intangible assets. Refer to Note 2 for the intangible assets recognized and the associated useful lives.
h)	Reflects the estimated goodwill arising from the acquisition.
i)	Reflects the adjustment to record employer payroll taxes payable of $0.8 million related to the purchase consideration paid to vested option holders.
j)	Reflects the fair value of the replacement awards issued by Autodesk attributable to pre-combination services and included in the purchase consideration of $5.2 million.
k)
Reflects the elimination of PlanGrid's redeemable convertible preferred stock, which was settled in the Merger. Each share of preferred stock of PlanGrid issued and outstanding immediately prior to the effective time was converted into the right to receive the applicable consideration calculated as set forth in the Merger Agreement, without interest, and was automatically cancelled and retired and ceased to exist.

l)	Reflects the elimination of PlanGrid's historical equity.
m)
In connection with the acquisition of PlanGrid, a deferred tax liability of $13.6 million was established for the book/tax basis differences related to non-goodwill intangible assets. The net deferred tax liability from this acquisition created an additional source of income to realize Autodesk's pre-existing deferred tax assets. As the Company continues to maintain a full valuation allowance against its deferred tax assets, this additional source of income resulted in the release of a portion of the Company’s previously recorded valuation allowance against deferred tax assets. The release of the valuation allowance resulted in a tax benefit equal to the acquired deferred tax liability. Because the acquisition is assumed to have occured on October 31, 2018 for purposes of the pro forma balance sheet, an adjustment of $13.6 million was made to the accumulated deficit to reflect the tax benefit, offsetting the acquired deferred tax liability. No adjustment is reflected in the pro forma statement of operations as the tax benefit resulting from the release of the valuation allowance does not have a continuing impact.

n)	Reflects the accrual of $1.5 million of estimated transaction costs incurred by PlanGrid.

4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

a)
Reflects the net impact to stock-based compensation expense expected to be incurred by Autodesk based on the preliminary estimated fair values and vesting periods of awards assumed and new awards granted as a result of the Merger:

	Nine months ended October 31, 2018
	Marketing and Sales	Research and Development	General and administrative
	(in millions)
Reversal of PlanGrid's historical stock-based compensation expense	$(0.8)	$(0.6)	$(0.5)
Post-combination stock-based compensation expense for replacement awards	6.0	4.7	4.0
Post-combination stock-based compensation expense for retention awards	$5.0	$3.0	$1.4
Net stock-based compensation expense adjustment	$10.2	$7.1	$4.9
	Year ended January 31, 2018
	Marketing and Sales	Research and Development	General and administrative
	(in millions)
Reversal of PlanGrid's historical stock-based compensation expense	$(1.0)	$(0.5)	$(0.5)
Post-combination stock-based compensation expense for replacement awards	12.0	5.7	6.0
Post-combination stock-based compensation expense for retention awards	$6.3	$4.4	$1.9
Net stock-based compensation expense adjustment	$17.3	$9.6	$7.4

b)
Reflects a increase of $1.6 million and $1.7 million to expense for the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018, respectively, to expense historical PlanGrid internally developed software costs. The costs would not have been capitalized in accordance with Autodesk's internal use software accounting policy.

c)
Reflects the net impact as a result of the elimination of historical amortization expense related to PlanGrid's existing intangible assets and the recognition of amortization expense related to the acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the Merger. For preliminary estimated intangible asset values and the associated useful lives, see Note 2.

	Nine months ended October 31, 2018		Year ended January 31, 2018
	Amortization of developed technology	Amortization of purchased intangibles	Amortization of developed technology	Amortization of purchased intangibles
	(in millions)
Reversal of PlanGrid's historical intangible assets amortization expense	$(0.7)	$—	$(0.5)	$—
Amortization of acquired identifiable intangible assets	14.6	18.4	19.5	24.5
Net intangible asset amortization expense adjustment	$13.9	$18.4	$19.0	$24.5

d)
Reflects a reduction of $3.3 million to expense for the nine months ended October 31, 2018 related to the impact of capitalizing sales commissions in accordance with Autodesk’s sales commission policy under Topic 340-40. PlanGrid historically expensed sales commissions as incurred. Other impacts of reflecting PlanGrid's historical results under Topic 606 were not material (see Note 1).

e)
Reflects compensation expense of $19.6 million and $26.1 million during the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018, respectively, related to deferred payments to be made to certain key PlanGrid employees if they continue to provide services to Autodesk post acquisition.

f)
Reflects $13.6 million and $18.1 million of interest expense during the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018, respectively, associated with term loan entered into by Autodesk in connection with the Merger. In addition, it reflects $0.3 million and $0.4 million of debt issuance cost amortization during the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018, respectively, associated with the term loan. It also reflects $4.6 million and $6.1 million estimated reduction to interest income due to the net decrease in Autodesk's cash balance of $273.0 million used to fund the acquisition during the nine months ended October 31, 2018 and the fiscal year ended January 31, 2018, respectively (see Note 3 (a) and (b)).

The interest rates used for the new Autodesk debt for purposes of the pro forma condensed combined financial information reflect the debt commitment related to the debt financing for the transaction. The interest rates for the Term Loan, which is set as LIBOR plus 1.125%, is assumed to be 3.628% both for the nine months ended October 31, 2018, and for the year ended January 31, 2018. A 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $0.6 million and $0.5 million for the nine months ended October 31, 2018 and for the year ended January 31, 2018, respectively.

g)	Reflects the elimination of approximately $0.7 million of transaction costs as they are not expected to be recurring.
h)
Reflects the estimated compensation expense expected to be incurred by Autodesk based on the PlanGrid's employees participation in Autodesk's 401(k) plan. Eligible employees may contribute up to 75% of their pretax salary, subject to limitations mandated by the Internal Revenue Service. Autodesk makes voluntary cash contributions and matches a portion of employee contributions in cash.

	Marketing and Sales	Research and Development	General and administrative
	(in millions)
	Nine months ended October 31, 2018
Estimated 401(k) compensation expense	$0.5	$0.3	$0.1
	Year ended January 31, 2018
Estimated 401(k) compensation expense	$0.5	$0.3	$0.1

i)
Basic and diluted net loss per share has been calculated by dividing the net loss for the period by the weighted-average common shares outstanding. The adjustment for shares used in computing net loss per share gives effect to the number of awards assumed and new awards granted as part of the Merger that we expect to vest during the periods presented. The following table shows the calculation of basic and diluted net loss per share (in millions, except per share data):

	Nine months ended October 31, 2018
	Autodesk (As reported)	PlanGrid (As adjusted)	Total Adjustments	Pro Forma Combined
Net loss	$(145.5)	$(12.7)	$(92.4)	$(250.6)
Net loss per share, basic and diluted	$(0.67)			$(1.15)
Weighted-average shares used to compute net loss per share, basic and diluted	218.7		0.1	218.8
	Year ended January 31, 2018
	Autodesk	PlanGrid	Total	Pro Forma
	(As reported)	(As adjusted)	Adjustments	Combined
Net loss	$(566.9)	$(19.7)	$(132.2)	$(718.8)
Net loss per share, basic and diluted	$(2.58)			$(3.27)
Weighted-average shares used to compute net loss per share, basic and diluted	219.5		—	219.5

j)
Reflects the estimated compensation expense expected to be incurred by Autodesk based on the PlanGrid's employees participation in Autodesk's sabbatical plan. Eligible employees accrue six weeks of sabbatical over four years of employment.

	Marketing and Sales	Research and Development	General and administrative
	Nine months ended October 31, 2018
	(in millions)
Estimated sabbatical compensation expense	$0.7	$0.4	$0.2
	Year ended January 31, 2018
Estimated sabbatical compensation expense	$0.5	$0.4	$0.2